AGREEMENT FOR SHARE EXCHANGE

THIS AGREEMENT FOR SHARE EXCHANGE (this "Agreement") is dated as of January 20, 2009, by and among TIGER ACQUISITIONS, INC., a Nevada corporation ("TIGER"), ROLLING RHINE HOLDINGS, LTD, a BVI Corporation ("ROLLING RHINE"), and the Shareholders of ROLLING RHINE listed in Exhibit A who execute this Agreement (collectively the "SHAREHOLDERS").

RECITALS:

TIGER and ROLLING RHINE desire to complete a share exchange transaction pursuant to which TIGER shall acquire all of the issued and outstanding common stock of ROLLING RHINE solely in exchange for the issuance of shares of voting stock of TIGER; and

THE Board of Directors of TIGER and the Board of Directors of ROLLING RHINE have each approved the proposed transaction, contingent upon satisfaction prior to closing of all of the terms and conditions of this Agreement; and

THE SHAREHOLDERS are the owners of all of the issued and outstanding common stock of ROLLING RHINE; and

THE PARTIES desire to make certain representations, warranties and agreements in connection with completion of the proposed share exchange transaction.

NOW, THEREFORE, in consideration of the foregoing recitals, which shall be considered an integral part of this Agreement, and the covenants, conditions, representations and warranties hereinafter set forth, the parties hereby agree as follows:

ARTICLE I
THE EXCHANGE

1.1 **The Exchange**. At the Closing (as hereinafter defined), TIGER shall acquire all of the issued and outstanding common stock of ROLLING RHINE from the SHAREHOLDERS. Consideration to be issued by TIGER shall be a total of 67,131,660 shares of its common stock (the "Exchange Shares") in exchange for 300,000 shares of ROLLING RHINE, representing 100% of the issued and outstanding common stock of ROLLING RHINE. The Exchange shall take place upon the terms and conditions provided for in this Agreement and in accordance with applicable law. Immediately following completion of the share exchange transaction through issuance of the Exchange Shares, TIGER shall have a total of approximately 71,416,660 shares of its common stock issued and outstanding, owned by the persons and in the amounts specified in Exhibit B attached hereto. For US Federal income tax purposes, it is intended that the Exchange shall constitute a tax-free reorganization within the meaning of Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the "Code").

1.2 **Closing and Effective Time**. Subject to the provisions of this Agreement, the parties shall hold a closing (the "Closing") on (i) the first business day on which the last of the conditions set forth in Article V to be fulfilled prior to the Closing is fulfilled or waived or (ii) such other date as the parties hereto may agree (the "Closing Date"), at such time and place as the parties hereto may agree. Such date shall be the date of Exchange (the "Effective Time").

ARTICLE II
REPRESENTATIONS AND WARRANTIES

2.1 **Representations and Warranties of TIGER.** TIGER represents and warrants to ROLLING RHINE as follows:

(a) **Organization, Standing and Power**. TIGER is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary.

(b) **Capital Structure**. As of the date of execution of this Agreement, the authorized capital stock of TIGER consists of 150,000,000 shares of $0.001 par value Common Stock, of which 4,285,000 shares are currently issued and outstanding, and 20,000,000 shares of $0.001 par value Preferred Stock, of which no shares are issued and outstanding.. The Exchange Shares to be issued pursuant to this Agreement shall be, when issued pursuant to the terms of the resolution of the Board of Directors of TIGER approving such issuance, validly issued, fully paid and non-assessable and not subject to preemptive rights. Except as otherwise specified herein, as of the date of execution of this Agreement, there are no other options, warrants, calls, agreements or other rights to purchase or otherwise acquire from TIGER at any time, or upon the happening of any stated event, any shares of the capital stock of TIGER whether or not presently issued or outstanding.

(c) **Certificate of Incorporation, Bylaws, and Minute Books**. The copies of the Articles of Incorporation, Bylaws and other corporate documents of TIGER which have been delivered to ROLLING RHINE are true, correct and complete copies thereof. The minute book of TIGER, which has been made available for inspection, contains accurate minutes of all meetings and accurate consents in lieu of meetings of the Board of Directors (and any committee thereof) and of the shareholders of TIGER since the date of incorporation and accurately reflects all transactions referred to in such minutes and consents in lieu of meetings.

(d) **Authority**. TIGER has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The

execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of TIGER. No other corporate or shareholder proceedings on the part of TIGER are necessary to authorize the Exchange, or the other transactions contemplated hereby.

(e) **Conflict with Other Agreements; Approvals**. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest or other encumbrance on assets (any such conflict, violation, default, right of termination, cancellation or acceleration, loss or creation, a "violation") pursuant to any provision of the Articles of Incorporation or Bylaws or any organizational document of TIGER or, result in any violation of any loan or credit agreement, note, mortgage, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to TIGER which violation would have a material adverse effect on TIGER taken as a whole. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity") is required by or with respect to TIGER in connection with the execution and delivery of this Agreement by TIGER or the consummation by TIGER of the transactions contemplated hereby.

(f) **Books and Records**. TIGER has made and will make available for inspection by ROLLING RHINE upon reasonable request all the books of TIGER relating to the business of TIGER. Such books of TIGER have been maintained in the ordinary course of business. All documents furnished or caused to be furnished to ROLLING RHINE by TIGER are true and correct copies, and there are no amendments or modifications thereto except as set forth in such documents.

(g) **Compliance with Laws.** TIGER is and has been in compliance in all material respects with all laws, regulations, rules, orders, judgments, decrees and other requirements and policies imposed by any Governmental Entity applicable to it, its properties or the operation of its businesses.

(h) **Litigation**. There is no suit, action or proceeding pending, or, to the knowledge of TIGER, threatened against or affecting TIGER which is reasonably likely to have a material adverse effect on TIGER, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against TIGER having, or which, insofar as reasonably can be foreseen, in the future could have, any such effect.

(i) **SEC Filings**. TIGER is a reporting company with the US Securities and Exchange Commission and is current in all of its required reporting obligations. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Exchange Act and the rules and regulations of the Commission promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(j) **Financial Statements**. The financial statements of TIGER included in its filings with the SEC comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved ("GAAP"), except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of TIGER as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

(k) **Liabilities.** TIGER has no outstanding liabilities as of the date of execution of this Agreement.

(l) **Tax Returns**. TIGER has duly filed any tax reports and returns required to be filed by it and has fully paid all taxes and other charges claimed to be due from it by any federal, state or local taxing authorities. There are not now any pending questions relating to, or claims asserted for, taxes or assessments asserted against TIGER.

(m) **Indemnification**. TIGER agrees to defend, indemnify and hold harmless ROLLING RHINE and all of ROLLING RHINE'S officers, directors, stockholders, employees and agents against any and all expenses, costs and damages, (other than costs and expenses directly incurred by ROLLING RHINE and the officers, directors, stockholders, employees and agents of ROLLING RHINE in the process of their due diligence investigation), including, but not limited to all expenses of defense and investigation relating thereto, of any and every nature and description, however incurred, arising out of any wrongful or negligent act or omission by TIGER or any designee of TIGER related to this Agreement, the transactions described herein, and any agreements or proceedings related to any of them.

2.2 **Representations and Warranties of ROLLING RHINE.** ROLLING RHINE represents and warrants to TIGER as follows:

(a) **Organization, Standing and Power**. ROLLING RHINE is a corporation duly organized, validly existing and in good standing under the laws of the British Virgin Islands, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary.

(b) **Capital Structure**. The authorized capital stock of ROLLING RHINE consists of 1,000,000 shares of Common Stock with par value of $1.00 per share. As of the date of execution of this Agreement, it has a total of 300,000 shares of common stock issued and outstanding. All outstanding shares of ROLLING RHINE stock are validly issued, fully paid and nonassessable and not subject to preemptive rights or other restrictions on transfer. All of the issued and outstanding shares of ROLLING RHINE were issued in compliance with all applicable securities laws. Except as otherwise specified herein, there are no options, warrants, calls, agreements or other rights to purchase or otherwise acquire from ROLLING RHINE at any time, or upon the happening of any stated event, any shares of the capital stock of ROLLING RHINE.

(c) **Certificate of Incorporation, Bylaws and Minute Books**. The copies of the Articles of Incorporation, Bylaws and other corporate documents of ROLLING RHINE which have been delivered to TIGER are true, correct and complete copies thereof. The minute books of ROLLING RHINE which have been made available for inspection contain accurate minutes of all meetings and accurate consents in lieu of meetings of the Board of Directors (and any committee thereof) and of the shareholders of ROLLING RHINE since the date of incorporation and accurately reflect all transactions referred to in such minutes and consents in lieu of meetings.

(d) **Authority**. ROLLING RHINE has all requisite power to enter into this Agreement and, subject to approval of the proposed transaction by the holders of 100% of its issued and outstanding shares which are entitled to vote to approve the proposed transaction, has the requisite power and authority to consummate the transactions contemplated hereby. Except as specified herein, no other corporate or shareholder proceedings on the part of ROLLING RHINE are necessary to authorize the Exchange and the other transactions contemplated hereby.

(e) **Conflict with Agreements; Approvals**. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of any provision of the Certificate of Incorporation or Bylaws of ROLLING RHINE or of any loan or credit agreement, note, mortgage, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to ROLLING RHINE

or its properties or assets. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to ROLLING RHINE in connection with the execution and delivery of this Agreement by ROLLING RHINE, or the consummation by ROLLING RHINE of the transactions contemplated hereby.

(f) **Financial Statements**. The audited financial statements of ROLLING RHINE for the years ended December 31, 2007 and 2006, and the unaudited financial statements of ROLLING RHINE for the nine months ended September 30, 2008, were prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved ("GAAP"), except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of ROLLING RHINE as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

(g) **Books and Records**. ROLLING RHINE has made and will make available for inspection by TIGER upon reasonable request all the books of account, relating to the business of ROLLING RHINE. Such books of account of ROLLING RHINE have been maintained in the ordinary course of business. All documents furnished or caused to be furnished to TIGER by ROLLING RHINE are true and correct copies, and there are no amendments or modifications thereto except as set forth in such documents.

(h) **Compliance with Laws.** ROLLING RHINE is and has been in compliance in all material respects with all laws, regulations, rules, orders, judgments, decrees and other requirements and policies imposed by any Governmental Entity applicable to it, its properties or the operation of its businesses.

(i) **Liabilities and Obligations**. ROLLING RHINE has no material liabilities or obligations (absolute, accrued, contingent or otherwise) except (i) liabilities that are reflected and reserved against on the ROLLING RHINE financial statements that have not been paid or discharged since the date thereof and (ii) liabilities incurred since the date of such financial statements in the ordinary course of business consistent with past practice and in accordance with this Agreement.

(j) **Litigation.** There is no suit, action or proceeding pending, or, to the knowledge of ROLLING RHINE threatened against or affecting ROLLING RHINE, which is reasonably likely to have a material adverse effect on ROLLING RHINE, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against ROLLING RHINE having, or which, insofar as reasonably can be foreseen, in the future could have, any such effect.

(k) **Taxes.** ROLLING RHINE has filed or will file within the time prescribed by law (including any extension of time approved by the appropriate taxing authority) all tax returns and reports required to be filed with all other jurisdictions where such filing is required by law; and ROLLING RHINE has paid, or made adequate provision for the payment of all taxes, interest, penalties, assessments or deficiencies due and payable on, and with respect to such periods. ROLLING RHINE knows of (i) no other tax returns or reports which are required to be filed which have not been so filed and (ii) no unpaid assessment for additional taxes for any fiscal period or any basis therefore.

(l) **Licenses, Permits, Authorizations**. ROLLING RHINE owns or possesses in the operation of its business all material authorizations which are necessary for it to conduct its business as now conducted. Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated hereby will require any notice or consent under or have any material adverse effect upon any such authorizations.

(m) **Subsidiaries**. ROLLING RHINE is the beneficial owner of the entire issued share capital of the China Zhongxi Yao Group Limited, a Hong Kong corporation which, through its wholly-owned subsidiary, Anqing Zhongxi Yao Ltd., a PRC corporation, is a wholesale distribution of Traditional Chinese Medicine pharmaceutical products and is engaged in the business of growing and selling natural herbs.

(n) **Indemnification**. ROLLING RHINE agrees to defend, indemnify and hold harmless TIGER and all of TIGER'S officers, directors, stockholders, employees and agents against any and all expenses, costs and damages, (other than costs and expenses directly incurred by TIGER and the officers, directors, stockholders, employees and agents of TIGER in the process of their due diligence investigation), including, but not limited to all expenses of defense and investigation relating thereto, of any and every nature and description, however incurred, arising out of any wrongful or negligent act or omission by ROLLING RHINE or any designee of ROLLING RHINE related to this Agreement, the transactions described herein, and any agreements or proceedings related to any of them.

2.3 **Representations and Warranties of the Shareholders.** By execution of this Agreement, each of the SHAREHOLDERS represents and warrants to TIGER as follows:

(a) **Shares Free and Clear**. The shares of ROLLING RHINE which he or she owns are free and clear of any liens, claims, options, charges or encumbrances of any nature.

(b) **Unqualified Right to Transfer Shares**. He or she has the unqualified right to sell, assign, and deliver the portion of the shares of ROLLING RHINE specified on Exhibit A and, upon consummation of the transactions contemplated by this Agreement, TIGER will acquire good and valid title to such shares, free and clear of all liens, claims, options, charges, and encumbrances of whatsoever nature.

(c) **Agreement and Transaction Duly Authorized**. He or she is authorized to execute and deliver this Agreement and to consummate the share exchange transaction described herein. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will constitute a violation or default under any term or provision of any contract, commitment, indenture, other agreement or restriction of any kind or character to which such SHAREHOLDER is a party or by which such SHAREHOLDER is bound.

ARTICLE III
COVENANTS RELATING TO CONDUCT OF BUSINESS

3.1 **Covenants of ROLLING RHINE and TIGER**. During the period from the date of this Agreement and continuing until the Closing Date, ROLLING RHINE and TIGER each agree as to themselves and their subsidiaries (except as expressly contemplated or permitted by this Agreement, or to the extent that the other party shall otherwise consent in writing):

(a) **Ordinary Course**. Each party shall carry on its respective business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted.

(b) **Dividends; Changes in Stock**. No party shall (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, or (ii) repurchase or otherwise acquire, or permit any subsidiary to purchase or otherwise acquire, any shares of its capital stock.

(c) **Issuance of Securities**. No party shall issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class, any voting debt or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting debt or convertible securities.

(d) **Governing Documents**. No party shall amend or propose to amend its Articles of Incorporation or Bylaws.

(e) **No Dispositions**. Except for the transfer of assets in the ordinary course of business consistent with prior practice, no party shall sell, lease, encumber or otherwise dispose of, or agree to sell, lease, encumber or otherwise dispose of, any of its assets, which are material, individually or in the aggregate, to such party.

(f) **Indebtedness**. No party shall incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of such party or guarantee any debt securities of others other than in each case in the ordinary course of business consistent with prior practice.

3.2 **Other Actions**. No party shall take any action that would or is reasonably likely to result in any of its representations and warranties set forth in this Agreement being untrue as of the date made (to the extent so limited), or in any of the conditions to the Exchange set forth in Article V not being satisfied.

ARTICLE IV
ADDITIONAL AGREEMENTS AND RELATED TRANSACTIONS

4.1 **Restricted TIGER Shares**. The Exchange Shares will not be registered under the Securities Act, but will be issued pursuant to applicable exemptions from such registration requirements for transactions not involving a public offering and/or for transactions which constitute "offshore transactions" as defined in Regulation S under the Securities Act of 1933. Accordingly, the Exchange Shares will constitute "restricted securities" for purposes of the Securities Act and the holders of Exchange Shares will not be able to transfer such shares except upon compliance with the registration requirements of the Securities Act or in reliance upon an available exemption therefrom. The certificates evidencing the Exchange Shares shall contain a legend to the foregoing effect and the holders of such shares shall deliver at Closing an Investment Letter acknowledging the fact that the Exchange Shares are restricted securities and agreeing to the foregoing transfer restrictions.

4.2 **Access to Information**. Upon reasonable notice, TIGER and ROLLING RHINE shall each afford to the officers, employees, accountants, counsel and other representatives of the other company, access to all their respective properties, books, contracts, commitments and records and, during such period, each of TIGER and ROLLING RHINE shall furnish promptly to the other (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of Federal or state securities laws and (b) all other information concerning its business, properties and personnel as such other party may reasonably request. Unless otherwise required by law, the parties will hold any such information which is nonpublic in confidence until such time as such information otherwise becomes publicly available through no wrongful act of either party, and in the event of termination of this Agreement for any reason each party shall promptly return all nonpublic documents obtained from any other party, and any copies made of such documents, to such other party.

4.3 **Legal Conditions to Exchange**. Each of TIGER and ROLLING RHINE shall take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on itself with respect to the Exchange and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or upon any of their related entities or subsidiaries in connection with the Exchange. Each party shall take all reasonable actions necessary to obtain (and will cooperate with each other in obtaining)

any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third party, required to be obtained or made by TIGER or ROLLING RHINE or any of their related entities or subsidiaries in connection with the Exchange or the taking of any action contemplated thereby or by this Agreement.

4.4 **TIGER Board of Directors and Officers**. The current officers of TIGER shall resign as of the Closing Date after appointment of successors designated by ROLLING RHINE. The current directors of TIGER shall resign as of the Closing Date, or as soon thereafter as permissible following compliance with Rule 14f-1 under the Securities Exchange Act of 1934, after appointing successors designated by ROLLING RHINE.

4.5 **TIGER Name Change**. Notwithstanding any provisions hereof which may be to the contrary, TIGER shall take such steps as may be reasonably necessary or appropriate to change its corporate name to Sinocom Pharmaceutical, Inc, either prior to Closing hereunder, or soon as reasonably possible thereafter.

ARTICLE V
CONDITIONS PRECEDENT

5.1 **Conditions to Each Party's Obligation To Effect the Exchange**. The respective obligations of each party to effect the Exchange shall be conditional upon the filing, occurring or obtainment of all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by any governmental entity or by any applicable law, rule, or regulation governing the transactions contemplated hereby.

5.2 **Conditions to Obligations of TIGER**. The obligation of TIGER to effect the Exchange is subject to the satisfaction of the following conditions on or before the Closing Date unless waived by TIGER:

(a) **Representations and Warranties**. The representations and warranties of ROLLING RHINE and of the SHAREHOLDERS set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement, and TIGER shall have received a certificate signed on behalf of ROLLING RHINE by the President of ROLLING RHINE and a certificate signed by each of the SHAREHOLDERS to such effect.

(b) **Performance of Obligations of ROLLING RHINE**. ROLLING RHINE shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and TIGER shall have received a certificate signed on behalf of ROLLING RHINE by the President to such effect.

(c) **Closing Documents**. TIGER shall have received such certificates and other closing documents as counsel for TIGER shall reasonably request.

(d) **No Dissenting Shares**. SHAREHOLDERS holding 100% of the issued and outstanding common stock of ROLLING RHINE shall have executed this Agreement and consented to completion of the share exchange transaction described herein.

(e) **Consents**. ROLLING RHINE shall have obtained the consent or approval of each person whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, in the reasonable opinion of TIGER, individually or in the aggregate, have a material adverse effect on ROLLING RHINE and its subsidiaries and related entities taken as a whole upon the consummation of the transactions contemplated hereby. ROLLING RHINE shall also have received the approval of its shareholders in accordance with applicable law.

(f) **Due Diligence Review**. TIGER shall have completed to its reasonable satisfaction a review of the business, operations, finances, assets and liabilities of ROLLING RHINE and its subsidiaries, and shall not have determined that any of the representations or warranties of ROLLING RHINE contained herein are, as of the date hereof or the Closing Date, inaccurate in any material respect or that ROLLING RHINE is otherwise in violation of any of the provisions of this Agreement.

(g) **Pending Litigation**. There shall not be any litigation or other proceeding pending or threatened to restrain or invalidate the transactions contemplated by this Agreement, which, in the sole reasonable judgment of TIGER, made in good faith, would make the consummation of the Exchange imprudent. In addition, there shall not be any other litigation or other proceeding pending or threatened against ROLLING RHINE, the consequences of which, in the judgment of TIGER, could be materially adverse to ROLLING RHINE.

5.3 **Conditions to Obligations of ROLLING RHINE**. The obligation of ROLLING RHINE to effect the Exchange is subject to the satisfaction of the following conditions unless waived by ROLLING RHINE:

(a) **Representations and Warranties.** The representations and warranties of TIGER set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement, ROLLING

RHINE shall have received a certificate signed on behalf of TIGER by the President to such effect.

(b) **Performance of Obligations of TIGER**. TIGER shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and ROLLING RHINE shall have received a certificate signed on behalf of TIGER by the President to such effect.

(c) **Closing Documents**. ROLLING RHINE shall have received such certificates and other closing documents as counsel for ROLLING RHINE shall reasonably request.

(d) **Consents**. ROLLING RHINE shall have obtained the consent or approval of each person whose consent or approval shall be required in connection with the transactions contemplated hereby.

(e) **Due Diligence Review**. ROLLING RHINE shall have completed to its reasonable satisfaction a review of the business, operations, finances, assets and liabilities of TIGER and shall not have determined that any of the representations or warranties of TIGER contained herein are, as of the date hereof or the Closing Date, inaccurate in any material respect or that TIGER is otherwise in violation of any of the provisions of this Agreement.

(f) **Pending Litigation**. There shall not be any litigation or other proceeding pending or threatened to restrain or invalidate the transactions contemplated by this Agreement, which, in the sole reasonable judgment of ROLLING RHINE, made in good faith, would make the consummation of the Exchange imprudent. In addition, there shall not be any other litigation or other proceeding pending or threatened against TIGER the consequences of which, in the judgment of ROLLING RHINE, could be materially adverse to TIGER.

ARTICLE VI
TERMINATION AND AMENDMENT

6.1 **Termination**. This Agreement may be terminated at any time prior to the Effective Time:

(a) by mutual consent of TIGER, ROLLING RHINE and the SHAREHOLDERS;

(b) by either TIGER, ROLLING RHINE or the SHAREHOLDERS if there has been a material breach by another party to this Agreement of any representation, warranty, covenant or agreement set forth herein, which breach has not been cured within five (5) business days following receipt by the breaching party of notice of such breach, or if any permanent injunction or other order of a

court or other competent authority preventing the consummation of the Exchange shall have become final and non-appealable; or

(c) by either TIGER, ROLLING RHINE or the SHAREHOLDERS, if the Exchange shall not have been consummated before March 20, 2009.

6.2 **Effect of Termination**. In the event of termination of this Agreement by TIGER, ROLLING RHINE, or the SHAREHOLDERS, as provided in Section 6.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto. In such event, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

6.3 **Amendment**. This Agreement may be amended by mutual agreement of TIGER, ROLLING RHINE and the SHAREHOLDERS, provided that in the case of TIGER and ROLLING RHINE, any such amendment must be authorized by their respective Boards of Directors, and to the extent required by law, approved by their respective shareholders. Any such amendment must be by an instrument in writing signed on behalf of each of the parties hereto.

6.4 **Extension; Waiver**. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

ARTICLE VII
GENERAL PROVISIONS

7.1 **Survival of Representations, Warranties and Agreements**. All of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time for a period of three years from the date of this Agreement.

7.2 **Notices**. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) If to TIGER:

Jay Lutsky
4807 S. Zang Way
Morrison, Co 80465

(b) If to ROLLING RHINE:

Chi Kwong WAN
Room 3, 21/F. Far East Consortium Building.
121 Des Voeux Road. Central Hong Kong.

(c) If to the SHAREHOLDERS, at their respective addresses specified on Exhibit C.

7.3 **Interpretation**. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be madc available.

7.4 **Counterparts**. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

7.5 **Entire Agreement; No Third Party Beneficiaries; Rights of Ownership**. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

7.6 **Governing Law**. This Agreement shall be governed and construed in accordance with the laws of the State of Nevada without regard to principles of conflicts of law. Each party hereby irrevocably submits to the jurisdiction of any Nevada state court or any federal court in the State of Nevada in respect of any suit, action or proceeding arising out of or relating to this Agreement, and irrevocably accept for themselves and in respect of their property, generally and unconditionally, the jurisdiction of the aforesaid courts.

7.7 **No Remedy in Certain Circumstances**. Each party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof or thereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith or not to take any action required herein, the other party shall not be entitled to specific performance of such provision or part hereof or thereof or to any other remedy, including but not limited to money damages, for breach hereof or thereof or of any other provision of this Agreement or part hereof or thereof as a result of such holding or order.

7.8 **Publicity**. Except as otherwise required by law, so long as this Agreement is in effect, no party shall issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the written consent of the other party, which consent shall not be unreasonably withheld.

7.9 **Assignment**. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

IN WITNESS WHEREOF, this Agreement for Share Exchange has been signed by the parties set forth below as of the date set forth above.

TIGER ACQUISITIONS, INC.

By:________________________________
President Date

ROLLING RHINE HOLDINGS LTD

By:________________________________
Chairman Date

SHAREHOLDERS

Wan Chi Kwong Date

Eastern Wealthy International Invest Limited

By: ______________________

Date

Always Host International Development Limited

By: ______________________

Date

Tan Siang Meng Date

Kong Wei Seng Date

Low Choon Giok Date

Chan Wing Keen Date

Rich Prospects Investments Limited

By: ______________________________

Date

____

Fung Kim Wan, Ewim Date

EXHIBIT A
SHAREHOLDERS
OF
ROLLING RHINE HOLDINGS LTD

Shareholders of ROLLING RHINE before The Exchange	**No. of shares**	**Per. Cent.**
Chi Kwong WAN	153,000	51.00
Eastern Wealthy International Invest Limited	36,000	12.00
Always Host International Development Limited	18,000	6.00
Siang Meng TAN	21,000	7.00
Wei Seng KONG	21,000	7.00
Choon Giok LOW	21,000	7.00
Wing Keen CHAN	7,500	2.50
Rich Prospect Investments Limited	11,250	3.75%
Kim Wan FUNG, Ewim	11,250	3.75%
	300,000	100.00
Total:	**300,000**	**100.00%**

EXHIBIT B
SHAREHOLDERS
OF
TIGER ACQUISITIONS, INC
AFTER CLOSING OF SHARE EXCHANGE

Shareholders of TIGER after The Exchange	No. of shares	Percent
Chi Kwong WAN	34,237,146	47.94%
Eastern Wealthy International Invest Limited	8,055,799	11.28%
Always Host International Development Limited	4,027,899	5.64%
Siang Meng TAN	4,699,217	6.58%
Wei Seng KONG	4,699,217	6.58%
Choon Giok LOW	4,699,217	6.58%
Wing Keen CHAN	1,678,291	2.35%
Rich Prospect Investments Limited	2,517,437	3.525%
Kim Wan FUNG, Ewim	2,517,437	3.525%
US Shareholders	1,392,625	1.95%
Patricia Hoi Yun CHENG	964,125	1.35%
LiDong LI	964,125	1.35%
YongQi ZHU	249,958	0.35%
Yin Wai KO	714,167	1.00%
Total:	**71,416,660**	**100.00%**

EXHIBIT C
ADDRESSES OF SHAREHOLDERS
OF
ROLLING RHINE HOLDINGS LTD.

Name		Address
Chi Kwong WAN		Room 3, 21/F., Far East Consortium Building,121 Des Voeux Road Central, HK
Eastern Wealthy International Invest Limited		Sea Meadow House, Blackburne Highway (P.O. Box 116), Road Town, Tortola, British Virgin Islands
Always Host International Development Limited		Sea Meadow House, Blackburne Highway (P.O. Box 116), Road Town, Tortola, British Virgin Islands
Siang Meng TAN		Room 3, 21/F., Far East Consortium Building,121 Des Voeux Road Central, HK
Wei Seng KONG		Room 3, 21/F., Far East Consortium Building,121 Des Voeux Road Central, HK
Choon Giok LOW		Apt Blk 516, Jurong West Street 52 #03-79, Singapore, 640516
Wing Keen CHAN		Room 3, 21/F., Far East Consortium Building,121 Des Voeux Road Central, HK
Rich Prospect Investments Limited		Sea Meadow House, Blackburne Highway (P.O. Box 116), Road Town, Tortola, British Virgin Islands
Kim Wan FUNG, Ewim		Flat A, 26/F, Block 12, Yee Moon Court, South Horizons, Ap Lei Chau, Hong Kong